Exhibit 99.1

GCI Liberty Provides Update Following Discussions with Chairman John Malone

ENGLEWOOD, Colo. — GCI Liberty, Inc. (“GCI Liberty”) today announced that, following unexpected obstacles to completing a larger, more strategic transaction relating to Liberty Latin America Ltd. (“LLA”), Chairman of the Board, Dr. John C. Malone has determined to terminate discussions with GCI Liberty regarding any further acquisitions of his LLA interests and has offered to acquire GCI Liberty’s 6% equity interest in LLA at the same price paid by GCI Liberty last month. The Board of Directors has accepted this offer.

Dr. Malone states as follows: “My vision for GCI Liberty contemplates two distinct units — one built around stable, cash-generative operations, with declining capital intensity and an ability to return capital from its rapidly growing free cash flow, and another focused on long-term investment growth. While regulatory, tax, and structural complexities have complicated and delayed executing that framework fully, I continue to believe strongly in its merit. Given that I was unable to complete a larger transaction as originally contemplated, I have offered to purchase the LLA block at GCIL’s cost. This demonstrates both my support for LLA, but also my belief in the concept of GCIL becoming two business units under one umbrella.”

Ron Duncan, President and CEO of GCI Liberty, states as follows: “We had been evaluating an investment in LLA that was predicated on obtaining both substantial ownership and a control position. When the Searchlight opportunity arose, it fit well with that larger, more strategic transaction, and we purchased those LLA shares in anticipation of our ability to complete the remainder of the plan. Unfortunately, we were unable to complete the execution of this broader transaction prior to the announcement of the Searchlight LLA acquisition, and, for a number of reasons, we have determined that it is not feasible to complete the remainder of the transaction. Accordingly, the board has accepted John’s offer to purchase the Searchlight LLA shares from us at our cost of $8.63 per share, replenishing the $107m of cash on our balance sheet. We thank John for his support of our growth strategy, and we will continue to seek opportunities that maximize shareholder value as we transform into Liberty Capital.”

About GCI Liberty, Inc.

GCI Liberty, Inc. (Nasdaq: GLIBA, GLIBK) consists of its wholly owned subsidiary GCI. GCI is Alaska’s largest communications provider, providing data, voice and managed services to consumer and business customers throughout Alaska, serving more than 200 communities. GCI has invested $4.7 billion in its Alaska network and facilities over the past 47 years. Through a combination of ambitious network initiatives, GCI continues to expand and strengthen its statewide network infrastructure to deliver the best possible connectivity to its customers and close the digital divide in Alaska.

GCI Liberty, Inc.
Hooper Stevens, +1 720-875-5406

Source: GCI Liberty, Inc.